Exhibit 4.2

6% CONVERTIBLE PROMISSORY NOTE

THIS PROMISSORY NOTE AND THE SECURITIES THAT MAY BE OBTAINABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

6% CONVERTIBLE PROMISSORY NOTE

No. OGVO-[ ]	______ __, 2011
U.S. $ _____________

FOR VALUE RECEIVED, the undersigned, Organovo, Inc., a Delaware corporation (the “Company”), hereby unconditionally promises to pay ____________________ (the “Holder”), on the Maturity Date (as defined in Section 1 hereof) to the order of the Holder, in lawful money of the United States of America and in immediately available funds, the principal amount of _____________________ ($________) Dollars (the “Principal Amount”).  Interest shall compound on an annual basis and  shall accrue the rate of 6% per annum (“Interest”) based on a 360 day year and shall be payable for the actual number of days the Note is outstanding on the Maturity Date unless earlier converted pursuant to Section 2 hereof.

This Note shall be binding upon the Company and its successors and permitted assigns and shall inure to the benefit of the Holder and its successors and assigns.  The Company may not assign or delegate any of its duties or obligations under this Note without the written consent of the Holder.

This Note is one of a series of 6% convertible promissory notes of like tenor and ranking made by the Company in favor of certain investors and issued, from time to time (collectively, the “Notes”) pursuant to that certain Securities Purchase Agreement by and between the Company and certain investors, including the Holder, including all attachments, schedules and exhibits thereto (the “Securities Purchase Agreement”).  Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of Principal Amount and Interest with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the Principal Amount of the outstanding indebtedness represented thereby.

1.   Conversion at Maturity Date.

(a)   General.  Unless otherwise converted into Next Round Equity Securities, as such term is defined in Section 2 hereof, in accordance with the provisions of said Section 2, this Note shall mature on March 31, 2012 (such date, the “Maturity Date”).  On the Maturity Date, unless, and to the extent, converted into Next Round Equity Securities in accordance with the provisions of Section 2 hereof, any and all outstanding Principal Amount and accrued and unpaid Interest due and owing under the Note shall be automatically converted, in whole without any further action by the Holder, into units (the “Units”) of the Company’s securities, at a conversion price equal to $1.00 per Unit.  Each Unit shall consist of one share of the Company’s common stock, $0.0001 par value per share (the “Common Stock”) and one five-year warrant (a “Maturity Warrant”) to purchase one share of Common Stock at an exercise price equal to $1.00 per share.

(b)   Mechanics of Conversion.  No later than five (5) business days prior to the Maturity Date, the Company shall notify Holder of the conversion terms of this Note.  No fractional Units will be issued upon the conversion of this Note.  Any fractional amount will be rounded up.  Subject to Section 2(c) below, on the Maturity Date, the repayment rights and other rights of Holder under this Note shall cease, and the person in whose name the shares of Common Stock included in the Units shall be issuable upon such conversion shall become the holder of record of such shares of Common Stock.

2.   Conversion Upon Qualified Next Round Financing.

(a)   Qualified Next Round Financing. The outstanding Principal Amount, plus accrued but unpaid Interest on this Note shall automatically convert into the Company’s equity securities or equity securities of Pubco (as defined below), which may include common stock, convertible preferred stock, convertible debt instruments, and/or warrants exercisable for any of the foregoing, singularly or in the form of units comprised of two or more of such kinds of equity securities (the “Next Round Equity Securities”) upon the closing of a financing of at least $5,000,000 of gross proceeds that is conducted concurrent with a reverse merger transaction between the Company and a publicly held company (“Pubco”) that results in the Company or the surviving corporation in connection with such transaction being or remaining subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.  A financing referred to above is referred to herein as a “Qualified Next Round Financing.” For purposes of calculating the aggregate amount of such proceeds, the aggregate Principal Amount and accrued Interest on the Notes, all of which are convertible into Next Round Equity Securities in connection with the Qualified Next Round Financing, shall be included.  The quantity of Next Round Equity Securities to be issued upon such conversion shall equal (i) the entire outstanding Principal Amount of this Note plus accrued but unpaid Interest through the date of closing on a Qualified Next Round Financing divided by (ii) 100% of the price (a) per security or (b) per unit of securities at which the Next Round Equity Securities are sold in the Qualified Next Round Financing (hereinafter referred to as the “Conversion Price”).  The Next Round Equity Securities issued to Holder shall have rights, preferences, privileges and restrictions (including, without limitation, registration rights, preemptive rights and any other contractual rights) identical to those granted to or received by the other investors in the Qualified Next Round Financing. The Company covenants to cause such securities, when issued pursuant to this Section 2(a), to be fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issuance thereof, other than any taxes, liens or charges not caused by the Company.

(b)   Mechanics of Conversion.  No later than five (5) business days prior to the first closing of the Qualified Next Round Financing, the Company shall notify Holder of such closing and the conversion terms of this Note, including providing any offering documents that are utilized in connection with the Qualified Next Round Financing. The date of such first closing is herein referred to as the “Conversion Date.”  The Next Round Equity Securities issuable on the Conversion Date are herein referred to as the “Conversion Securities.”  No fractions of Conversion Securities will be issued upon the conversion of this Note.  Any fractional amount will be rounded up.  Subject to Section 2(c) below, on the Conversion Date, the repayment rights and other rights of Holder under this Note shall cease, and the person in whose name the Conversion Securities shall be issuable upon such conversion shall become the holder of record of the Conversion Securities.

(c)   Rights as a Stockholder.  Unless and until this Note is converted in accordance with the terms hereof, Holder shall not be entitled to vote or receive distributions or be deemed the holder of Conversion Securities or any other securities of the Company which may at any time be issuable upon the conversion of this Note for any purpose, nor shall anything contained herein be construed to confer upon Holder, as such, any of the rights of a stockholder of the Company or any right to vote as a stockholder of the Company or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of equity securities of the Company, reclassification of equity securities of the Company, consolidation, merger, transfer of assets or otherwise) or to receive notice of meetings, or to receive distributions or subscription rights or otherwise unless and until this Note is converted in accordance with the terms hereof.

(d)   Reservation of Common Stock.  As set forth in the Securities Purchase Agreement, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of conversion of this Note and the exercise of the Bridge Warrants and the Maturity Warrants, that number of shares of Common Stock equal to the sum of (i) the number of shares of Common Stock into which the Note is convertible based upon the Conversion Price, plus (ii) the number of shares of Common Stock for which the Bridge Warrants are exercisable from time to time based upon the exercise price, plus (iii) the number of shares of Common Stock for which the Maturity Warrants are exercisable from time to time based upon the exercise price.

3.   Adjustments.  The Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3.

(a)   Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (A) pays a stock dividend or otherwise make a distribution or distributions on shares of its capital stock or any other equity or equity equivalent securities payable in shares of capital stock, (B) subdivides outstanding shares of capital stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of capital stock into a smaller number of shares, or (D) issues by reclassification of shares of the capital stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of capital stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of capital stock outstanding immediately after such event and the number of shares issuable upon conversion of this Note shall be proportionately adjusted.  Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b)   Mergers, Consolidations, Etc. Subject to Section 2 above, in the event of any consolidation or merger of Company with or into another corporation or the conveyance of all or substantially all of the assets of Company to another corporation or entity, this Note shall thereafter be convertible into the number of shares of capital stock or other securities or property to which a holder of the number of shares of capital stock deliverable upon conversion hereof would have been entitled upon such consolidation, merger or conveyance; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interest of Holder thereafter, to the end that the provisions set forth herein (including provisions with respect to adjustments in the Conversion Price) shall thereafter be applicable, as nearly as may be practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion hereof.

4.   Events of Default.  The term “Event of Default” shall mean any of the events set forth in this Section 4:

(a)   the Company shall default in the performance of, or violate any of the covenants and agreements contained in this Note or the Securities Purchase Agreement, including without limitation, the failure to pay amounts due under this Note on its Maturity Date, or any of the other Notes on their Maturity Date;

(b)   any representation, warranty or certification made by or on behalf of the Company in this Note or the Securities Purchase Agreement shall have been incorrect in any material respect when made;

(c)   there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s business for a continuous period of 20 days or it ceases to operate as going concern;

(d)   if the Company shall:

(i)   admit in writing its inability to pay its debts generally as they become due;

(ii)   file a petition in bankruptcy or a petition to take advantage of any insolvency act;

(iii)         convey any material portion of the assets of the Company to a trustee, mortgage or liquidating agent or make an assignment for the benefit of creditors;

(iv)   consent to the appointment of a receiver, trustee, custodian or similar official, for the Company or any material portion of the property or assets of the Company;

(v)   on a petition in bankruptcy filed against it, be adjudicated a bankrupt; or

(vi)   file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(e)   if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company, a receiver of the whole or any substantial part of the Company’s assets, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof;

(f)   if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of the Company’s assets and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control; or

(g)   the Company shall default in any of its obligations under any other promissory note, indenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company in an amount exceeding $100,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable.

If any Event of Default described in clause (d) of Section 4 shall occur, the Principal Amount of this Note, together with all accrued and unpaid Interest shall automatically be and become immediately due and payable, without notice or demand.

If any Event of Default (other than any Event of Default described in clause (d) of Section 4) shall occur for any reason, whether voluntary or involuntary, and be continuing, for fifteen (15) days after notice, the Holder may, upon notice to the Company, declare all or any portion of the outstanding Principal Amount, together with all accrued and unpaid Interest, to be due and payable, whereupon the full unpaid Principal Amount hereof, together with all accrued and unpaid Interest shall be so declared due and payable and shall immediately be converted into Units at a conversion price equal to $1.00 per Unit, without further notice, demand, or presentment.

5.   Remedies.  In case any one or more of the Events of Default specified in Section 4 hereof shall have occurred and be continuing, the Holder may proceed to protect and enforce the Holder’s rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or the Holder may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder.

6.   Affirmative Covenants.  The Company covenants and agrees that, while any amounts under this Note are outstanding, it shall:

(a)   Do all things necessary to preserve and keep in full force and effect its corporate existence, including, without limitation, all licenses or similar qualifications required by it to engage in its business in all jurisdictions in which it is at the time so engaged; and continue to engage in business of the same general type as conducted as of the date hereof; and continue to conduct its business substantially as now conducted or as otherwise permitted hereunder;

(b)   Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, which, if unpaid, might reasonably be expected to give rise to liens or charges upon such properties or any part thereof, unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and the Company has maintained adequate reserves with respect thereto in accordance with GAAP;

(c)   Comply in all material respects with all federal, state and local laws and regulations, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations and requirements applicable to it of all governmental bodies, departments, commissions, boards, companies or associations insuring the premises, courts, authorities, officials or officers which are applicable to the Company or any of its properties, except where the failure to so comply would not have a Material Adverse Effect (as defined in this Section 6);

(d)   Keep proper records and books of account with respect to its business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP;

(e)   Keep all of its properties adequately insured at all times with responsible insurance carriers against loss or damage by fire and other hazards, and maintain adequate insurance at all times with responsible insurance carriers against liability on account of damage or injury to persons and property; and

For purposes hereof, “Material Adverse Effect” shall be an event, matter, condition or circumstance which has or would reasonably be expected to have a material adverse effect on the business, operations, economic performance, assets, financial condition, material agreements or results of operations of the Company and its subsidiaries, taken as a whole.

7.   Negative Covenants.  The Company covenants and agrees that while any amount of this Note is outstanding it will not directly or indirectly:

(a)   Declare or pay, directly and indirectly, any dividends or make any distributions, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of its capital stock (including without limitation any preferred stock) or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or any option, warrant or other right to purchase or acquire any such shares (in each case other than repurchases from terminated employees of the Company) or set aside any amount for any such purpose;

(b)   Incur, guarantee, assume or otherwise become responsible for (directly or indirectly) any indebtedness for borrowed money that is senior to the Notes, without the prior written consent of the holders of 60% of the aggregate Principal Amount of the Notes then outstanding; or

(c)   Except as disclosed in the Risk Factors contained in the Confidential Information Memorandum dated as of September 19, 2011, a copy of which has been delivered to the Holder, sell, transfer, discount or otherwise dispose of any claim or debt owing to it, including, without limitation, any notes, accounts receivable or other rights to receive payment, except for reasonable consideration and in the ordinary course of business.

8.   Amendments and Waivers.  The terms of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) with the prior written consent of the holders of 66% of the aggregate Principal Amount of the Notes then outstanding.

9.   Notices.

(a)   Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Securities Purchase Agreement.

(b)   Any party may give any notice, request, consent or other communication under this Note using any other means (including personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 9.

10.   Severability.  The unenforceability or invalidity of any provision or provisions of this Note as to any persons or circumstances shall not render that provision or those provisions unenforceable or invalid as to any other provisions or circumstances, and all provisions hereof, in all other respects, shall remain valid and enforceable.

11.   Governing Law.  This Note shall be governed by and construed under the laws of the State of New York applicable to agreements made and to be performed entirely within such jurisdiction.

12.   Waivers.  The non-exercise by either party of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

13.   Attorneys’ Fees; Costs.  If any Event of Default occurs, the Company promises to pay all costs of enforcement and collection, including but not limited to, Holder’s  attorneys’ fees, whether or not any action or proceeding is brought to enforce the provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its duly authorized officers to execute this Note as of the date first written above.

COMPANY:

ORGANOVO, INC.

By:
Name:	Keith Murphy
Title:	Chief Executive Officer